August 22, 2018	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS JULY 2018 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for July 2018. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $376 million increased 13% over July 2017 and were flat compared to June 2018. The increase over July 2017 was driven by growth of Private Client Group assets in fee-based accounts. Compared to June 2018, higher securities commissions and fees in the Private Client Group were offset by lower institutional equity and fixed income commissions.

Record client assets under administration of $772.6 billion increased 14% over July 2017 and 2% over June 2018. Record financial assets under management of $138.5 billion increased 49% over July 2017, helped by the acquisition of Scout and Reams in November 2017, and 2% over June 2018. Growth of client assets was largely driven by the net addition of Private Client Group financial advisors and equity market appreciation.

“Investment banking revenues were very strong in July, lifted predominantly by record M&A results,” said Chairman and CEO Paul Reilly. “The market environment remained challenging for institutional equity and fixed income commissions.”

Record net loans at Raymond James Bank of $19.2 billion were up 15% over July 2017 and 1% compared to June 2018.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,700 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $773 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	July 2018	July 2017	June 2018	% change from
	(21 business days)	(20 business days)	(21 business days)	July 2017	June 2018

Total securities commissions and fees (in mil.) (1)	$376.4	$334.4	$376.0	13%	—

Client assets under administration (in bil.)	$772.6	$676.6	$754.3	14%	2%

Private Client Group assets under administration (in bil.)	$737.9	$643.6	$719.5	15%	3%

Financial assets under management (in bil.) (2)	$138.5	$92.9	$135.5	49%	2%

Raymond James Bank total loans, net (in bil.)	$19.2	$16.7	$19.0	15%	1%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the Asset Management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the average daily balances of assets under management.